Exhibit 10(j)(2)

                       QUAKER OFFICERS SEVERANCE PROGRAM
               (As Amended and Restated Effective July 9, 1997)


     1. EFFECTIVE DATE AND PURPOSE. The Quaker Officers Severance Program (the "Program") is established and maintained by The Quaker Oats Company ("Quaker"), effective July 9, 1997, and is an amendment and restatement of the Program as adopted by Quaker's Board of Directors (the "Board") on March 8, 1989. The purpose of the Program is to promote the interests of Quaker, its divisions and subsidiaries (the "Company"), and its stockholders, both by attracting and retaining Company employees through assurances of continued pay and welfare benefits to cushion the hardship of being out of work if their employment with the Company is terminated in certain qualifying circumstances and by encouraging the separation to be amicable.

     2.   ADMINISTRATION.

     (a) The Program shall be administered by the Severance Program Committee (the "Committee"), which shall initially consist of Quaker's Senior Vice President-Human Resources, Vice President-Human Resources Worldwide Beverages and Vice President-Human Resources Quaker Foods. The Chief Executive Officer of Quaker shall have the authority to expand or reduce the number of Committee members and to designate, remove or replace the Committee members.

     (b)  The   Committee   shall   have   the   sole  responsibility  for the
administration of the Program and may adopt such rules and procedures as it deems necessary, desirable or appropriate.

     (c) The Committee shall have such powers as may be necessary to discharge its responsibility to administer the Program, including but not limited to the following:

          (1) To construe and interpret the Program, decide all questions of eligibility and determine the amount, manner and time of any severance benefit hereunder.

          (2) To prescribe procedures for employees to apply for Program benefits, including written applications and forms, if any, and other requests for information. If no procedures are prescribed, then the Company or the Committee may, at their option, initiate consideration of a claim for severance benefits, or any terminated employee may initiate a claim by providing notice, in writing to the designated Committee members. The Committee may reasonably rely upon all information furnished to it in such applications, forms or notices.

          (3) To receive from the Company such information as shall be necessary for the proper administration of the Program. The Committee may reasonably rely upon all such information so furnished.

          (4) To appoint individuals to assist in the administration of the Program as the Committee deems necessary, including but not limited to, Company employees, agents, attorneys and accountants. The Committee may reasonably rely upon all information and advice furnished by such individuals.

          (5) To receive, review and maintain, as it deems appropriate, benefit payment and administrative expense reports.

          (6) To issue directions to the Company concerning all benefits which are to be paid from the Company's general assets pursuant to the Program provisions.

          (7) To prepare and distribute to Company employees, information describing the Program in such manner as the Committee determines to be required or appropriate.

     (d) The Committee shall have the broadest discretion permitted by law to make all determinations and decisions as to the right of any employee to participate in the Program and eligibility for and the amount or form of a benefit payable under the Program. The Committee's decision on any such
matter shall be final and  binding.   A final determination, based upon review
of an appeal  from  an initial denial, shall be made by persons designated as
Committee members.   The Committee  may,  in  its discretion, delegate any
other act or determination. Such delegation may be achieved by informal agreement or practice and no written document or vote is required.

     (e) The Committee shall be indemnified by Quaker to the full extent allowed by law. This indemnity shall extend to all individuals appointed to assist in the administration of the Program, as described in subparagraph (c)
(4) above.

     3.   ELIGIBILITY.

     (a) An officer (as defined below) is eligible for severance benefits under the Program (determined in accordance with paragraph 4) if the officer's employment with the Company is terminated under any of the following conditions:

          (1)  If all of the following requirements in subparagraphs (I) through
          (IV) are satisfied:

                         (I) The officer's employment with the Company is involuntarily terminated at any time; and

                         (II) Following notice of the final date of active service, the officer continues to work for the Company until the officer's inactive service period begins; and

                         (III) Termination is not based on the Company's reasonable belief or reasonable determination that any of the following applies:

                              (A)   the officer died;

                              (B)   the officer is physically or mentally
                              incapacitated from adequately performing the officer's job duties;

                              (C)   the officer voluntarily resigned,
                              voluntarily retired, or is deemed to have constructively quit;

                              (D) the officer committed gross misconduct, either actively or passively; or

                              (E)   the officer permanently ceased to be
                              employed by the Company due to the sale, spin-off or other disposition of a subsidiary, division, plant, facility, function, profit center or line of business as an ongoing entity; provided, termination due to such a transaction shall not disqualify the officer from severance benefits if neither the new owner or the Company offers the officer employment: (i) at no less than 100% of the officer's base salary immediately prior to such transaction; and (ii) at a location which does not require relocation by the officer beyond the added commuting distance allowed by Internal Revenue Service Code Section 217 for excludable relocation expenses reimbursement. In a situation where Company employees are offered jobs by the new owner, but are then terminated soon after the transaction, the Committee may consider all facts and circumstances it deems relevant, along with the purposes of the Program, in determining whether there was a failure to "offer" meaningful employment; and

                         (IV) Within the time period indicated by the Company when it tenders a waiver and release form after the officer's termination, a general waiver is fully executed by the officer (or the officer's representative) and that in effect releases Quaker, its officers, directors, stockholders, employees, agents, assigns, subsidiaries, divisions, parent companies, affiliates, and successors from all claims that arise out of or relate in any way to the officer's employment or termination of employment with the Company, including claims under anti-discrimination laws; except that claims for vested wages or vested benefits shall not be waived. However, if the Company fails to tender a waiver and release form within fifteen (15) days after the Committee received a written request for such a form from the officer (or representative), then this requirement shall be deemed satisfied even though no waiver is signed or in effect. Nothing in this provision shall be construed as requiring an officer to sign a waiver and release; rather, when the waiver and release is tendered by the Company, the officer shall be advised that he/she has two options: sign the waiver and receive severance benefits, or decline to sign the waiver and release and thereby forego severance benefits.

                         (V) Notwithstanding anything to the contrary in subparagraphs 3(a)(1)(I) through (IV), if the Committee determines that an officer meets all requirements of subparagraphs 3(a)(1)(I) through (III), but it is too early to ascertain whether the officer will satisfy subparagraph 3(a)(1)(IV) because the time for considering or revoking the waiver and release has not yet expired, then for the sake of administrative convenience, the Committee may, in its sole discretion, presume that the officer will satisfy subparagraph 3(a)(1)(IV) and commence providing severance benefits; provided, if the officer fails to execute the waiver and release by the required time, revokes it during the prescribed period or otherwise indicates that he/she will not satisfy subparagraph 3(a)(1)(IV), then all payments of severance benefits must immediately cease, but the Company shall not be entitled to reimbursement for severance benefits already paid or provided.

          (2) Notwithstanding anything in subparagraph (1) above to the contrary, within two years following a Change in Control of Quaker
          (as defined below), any termination of employment with the Company, in lieu of the officer accepting continued employment with the Company which involves a significant change in the officer's terms and conditions of employment (as defined below). A "significant change in the officer's terms and conditions or employment" shall be deemed to have occurred when during such two year period:

                         (I) the total of the officer's salary and incentive bonus target is to be reduced, based upon the amounts equal to the officer's salary immediately prior to the Change in Control of Quaker, and the most recent incentive bonus target communicated to the officer immediately prior to the Change in Control of Quaker;

                         (II) the location of continued employment if beyond a 30-mile radius of the officer's location of employment immediately prior to the Change in Control of Quaker;

                         (III) the officer is to be paid on an hourly basis;

                         (IV) there is a significant change in the nature or scope of any of the authorities and powers, which the officer may exercise or is exercising, and duties and functions which the officer may perform or is performing immediately prior to the Change in Control of Quaker; or

                         (V) a reasonable determination by the officer that, as a result of the Change in Control of Quaker, the officer's position is significantly affected so that the officer is unable to exercise any authorities and powers, or perform any duties and functions described in subparagraph (IV) above.

          (3) "Change in Control of Quaker" shall be deemed to have occurred if:

                         (I) any "Person," which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Quaker, any trustee or other fiduciary holding securities under an employee benefit plan of Quaker, or any company owned, directly or indirectly, by the stockholders of Quaker in substantially the same proportions as their ownership of stock of Quaker), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
                         Act), directly or indirectly, of securities of Quaker representing 30% or more of the combined voting power of Quaker's then outstanding voting securities; provided, however, that this paragraph (a) shall not apply to any Person who becomes such a beneficial owner of such Company securities pursuant to an agreement with the Company approved by the Board, entered into before such Person has become such a beneficial owner of Company securities representing 5% or more of the combined voting power of the Company's then outstanding voting securities;

                         (II) during any period of 24 consecutive months (not including any period prior to November 13, 1996), individuals, who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with Quaker to effect a transaction described in subparagraph (I), (III) (B) or (IV)) whose election by the Board, or whose nomination for election by Quaker's stockholder, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of the period cease for any reason to constitute at least a majority thereof;

                         (III) the stockholders of Quaker approve (A) a plan of complete liquidation of Quaker or (B) the sale or disposition by Quaker of all or substantially all of Quaker's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (IV) (A) or (IV) (B); or

                         (IV) the stockholders of Quaker approve a merger or consolidation of Quaker with any other company other than:

                              (A) such a merger or consolidation which would result in the voting securities of Quaker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of Quaker's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

                              (B) such a merger or consolidation which would result in the directors of Quaker who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

                              In this subparagraph (IV), "surviving entity" shall mean only an entity in which all of Quaker's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of Quaker who were directors immediately prior thereto" shall include only individuals who were directors of Quaker at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director designated by a Person who has entered into an agreement with Quaker to effect a transaction described in subparagraph (I), (III)
                              (B), (IV) (A) or (IV) (B)) whose election by the Board, or whose nomination for election by Quaker's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

          (4) Notwithstanding anything in subparagraphs (1) through (3) above to the contrary, the voluntary resignation of the Chief Executive Officer, as declared by such officer during the 30-day period following the first anniversary following a change in control of Quaker, in accordance with any consistent with the terms of the Chief Executive Officer's Executive Separation Agreement then in effect.

     (b) An "officer" shall mean any employee of the Company who is a Chief Executive Officer, President or Vice President (including Senior and Executive Vice Presidents) of Quaker, and any other Company employees designated by the Committee as an officer for purposes of the Program. Prior to a Change in Control of Quaker an officer shall be considered eligible under the Program, subject to subparagraph 3(a)(1), for so long as the officer holds such office while the Program is in effect. After a Change in Control of Quaker, an officer shall continue to be considered eligible under the Program, subject to paragraph 3(a)(2).

     4.   SEVERANCE BENEFITS.

     (a) An eligible officer pursuant to paragraph 3 will be provided the following severance benefits:

                    (1) Compensation - Payment to an officer shall be made in the form of a single lump sum, or equal monthly installments over the Severance Period (as defined below), at the Committee's sole discretion. The total amount payable in either form shall equal: (I) the officer's current annualized salary at the time of termination (or, if greater, the officer's annualized salary in effect immediately prior to a Change in Control), plus (II) the average of the officer's two most recent years' fully paid management incentive bonuses (or in the event of a Change in Control the bonus shall not be less than the Section 4(a)(1) of the Quaker Salaried Employees Compensation and Benefits Protection Plan) (the "Plan") at the time of termination
                    (on an annualized basis, if necessary); and the officer's Severance Period shall be the one year period commencing with the date following termination of employment (the "Severance Period"). The single sum payment shall be made, or the monthly installments shall commence, at the officer's usual payroll date next following his date of termination.

                    (2)  Welfare Benefits

                         (I) During the officer's Severance Period the officer shall be entitled to continued eligibility for health, medical, dental, life insurance, and accidental death and dismemberment benefits equivalent to those to which the officer was entitled prior to the officer's termination of employment (regardless of the form of compensation benefit to be provided under subparagraph
                         (1) above). The officer shall not be required to contribute more than the normal cost (including those attributable to changes in levels of benefits) for such benefits as existed immediately prior to the officer's termination of employment. The Severance Period for purposes of this subparagraph (2) shall not be applied to reduce the benefit extension period required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or any amendment thereto.

                         (II) If the officer's Severance Period above ends within one-year before the officer attains age 55, the officer's inactive service period for purposes of continued eligibility for the welfare benefits described in subparagraph 3(a)(2)(I) shall be continued until the latter of: (A) the date the officer reaches age 55, and (B) the date the officer completes 10 years of service as required under The Quaker Retiree Medical Plan. However, no such continuation will be provided if the officer's Severance Period including such continuation would be greater than 24 months.

                         (III) If at the end of the officers' Severance Period the officer's age is at least 50 but below 55, and the officer's years of service and age (including any completed months) totals 70 or more, the officer will continue to be eligible for the welfare benefits described in subparagraph 3(a)(2)(I) until the earlier
                         (A) of the date the employee attains age 55, and (B) the date one year after the end of the officer's Severance Period. Also, if the benefit extension period required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") ends before the officer attains age 55, the officer will be provided continued medical and dental benefit coverage under the same terms as the COBRA benefit extension until the officer attains age 55. Also, when the officer attains age 55, the officer will be deemed eligible for the Retiree Medical Plan offered to other Quaker salaried employees retiring at that time. Notwithstanding the foregoing, this subparagraph 3(a)(2)(III) will only be effective for employees receiving notices of termination during the period January 1, 1994 through December 31, 1998.

                         (IV) Any period for which an officer is provided welfare benefits at normal cost under this subparagraph (2) shall not be applied to reduce the benefit extension period required by COBRA or any amendment thereto.

     (b) All benefits to be paid or provided pursuant to subparagraph 4(a) shall be in addition to, and shall not be reduced by, any other benefits payable or provided by separate agreement with the officer, or plan or arrangement of the Company, except as follows. If an officer is also eligible for severance benefits to be paid and provided pursuant to the Plan, and/or The Quaker Severance Pay Plan (the "Severance Plan"), the greater amount of compensation and longer severance period with respect to welfare benefits, shall be provided in accordance with and pursuant to the terms of the Plan, the Severance Plan or Program as the case may be.
In no event will an officer be entitled to duplicative benefits under the Plan, the Severance Plan and the Program.

     (c) Any severance benefits payable under the Program to an officer who dies prior to full payment of such benefits shall be paid to the officer's estate.

     (d) Notwithstanding any other provision of the Program, severance benefits furnished hereunder shall be subject to the following terms and conditions:

                    (1) If the making of severance benefit payments pursuant to subparagraph 4(a) would subject the officer to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or would result in the Company's loss of a federal income tax deduction for those payments (either of these consequences is referred to individually herein as a "Tax Penalty"), then such severance benefit payments shall be reduced to the extent necessary to avoid the imposition of such Tax Penalty. The preceding sentence shall not apply if such officer: (I) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (II) may disclaim any portion of or all benefits payable under this or any other agreement, plan or program of the Company in order to avoid such Tax Penalty.

                    (2) If the officer and the Company shall disagree as to whether the furnishing or a benefit under the Program would result in the imposition of a Tax Penalty, the matter shall be resolved by an opinion of counsel chosen by the employee and reasonably satisfactory to the Company. The Company shall pay the fees and expenses of such counsel and shall make available to counsel such information as may be reasonably necessary to prepare the opinion.

     5. NONASSIGNMENT. No benefits payable under the Program shall be subject in any manner to assignment, anticipation, alienation, sale, transfer, pledge, encumbrance, or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contract, liabilities, engagements, or torts of any officer. If any officer shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any amount or benefit payable under the plan, then the Committee in its discretion may hold or apply such benefit or any part thereof to or for the benefit of such officer or officer's beneficiary, spouse, children, blood relatives, or other dependents, in such manner and in such proportions as the administrator may consider proper.

     6. AMENDMENT AND TERMINATION. Quaker, by action of its Board, or the Compensation Committee thereof, shall have the right to amend or terminate this Program; provided, however, that no such amendment shall alter, modify, or rescind coverage or benefits with respect to terminated officers eligible for severance benefits under paragraph 3 of the Program; and in no event shall the Program be amended or terminated during the five-year period following a Change in Control of Quaker in a manner which would reduce payments or benefit extension periods.

     7. CONTINUED EMPLOYMENT. Neither the Program nor any of its provisions shall be construed as giving any officer of the Company a right to continue in the employ of the Company, or as a limitation of the Company's right to discharge any of its employees, with or without cause.

     8. SUCCESSORS. The Program shall be binding upon any successor of the Company whether by merger, consolidation, or sale of all or substantially all of the Company's assets.

     9. GOVERNING LAW. The Program shall be construed and enforced according to the Employee Retirement Income Security Act of 1974 ("ERISA"), and the laws of the State of Illinois, other than its laws respecting choice of law, to the extent not preempted by ERISA.

          IN WITNESS WHEREOF, this Program is executed by a duly authorized officer of Quaker.

                                 THE QUAKER OATS COMPANY




July 15, 1997                    By: /s/Douglas J. Ralston
                                     Its Senior Vice President